Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Partners with Crow Tribe for Additional Reserves

Englewood, CO - March 27, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today announced that its Westmoreland Resources, Inc. subsidiary has entered into a lease with the Crow Tribe of Indians for an estimated 145 million tons of Rosebud McKay coal resources located adjacent to its existing Absaloka Mine in the Northern Powder River Basin in southeast Montana. The Crow Tract I lease is subject to approval by the U.S. Department of the Interior. After final approval of the Tract I lease, Westmoreland will control the last large block of Rosebud McKay seam coal in Montana. With the addition of the Tract I coal, located north of the Crow Reservation surface boundary, Westmoreland Resources, Inc. will control 357 million tons of total coal reserves and resources.

“We are pleased that we were able to finalize an agreement for the Tract I lease with the Crow Tribe for our Absaloka Mine,” stated Robert P. King, Westmoreland Coal Company Chief Operating Officer and President. “This lease ensures not only the long-term prospects for the mine, but solidifies the strong relationship that we have forged with the Crow Tribe over the last 39 years. We look forward to expanding our relationship with the Crow Nation and increasing production from the Absaloka Mine.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463